UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2009

NEXT 1 INTERACTIVE, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52669	26-3509845
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2400 N Commerce Parkway,
Suite 105
Weston, FL 33326
 (Address of principal executive offices)

(954) 888-9779
(Telephone number, including area code)

Copies to:
Joseph M. Lucosky, Esq.
Anslow & Jaclin, LLP
195 Rt. 9 South
Manalapan, NJ, 07726
Tel.: (732) 409-1212
Fax.: (732) 577-1188

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry in a Material Definitive Agreement.

On August 17, 2009, Next 1 Interactive, Inc. (the “Company”) and Televisual Media Works, LLC (“Televisual Media”) closed on an Asset Purchase Agreement (the “Agreement”) whereby the Company purchased certain rights, trademarks and other intangible property of Resort and Residence TV (“RRTV”), a wholly owned subsidiary of Televisual Media.

Pursuant to the Agreement, the Company paid $250,000 for the assets of RRTV. In addition, the Company is required to pay to Televisual Media $500,000 on the first anniversary of the closing and $750,000 plus interest accrued at 8% annually on the second anniversary of the closing. The Company also issued a $3,000,000 zero coupon debenture (the “Debenture”) to Televisual Media payable on June 9, 2012. The Debenture bears interest at 5% per annum payable in full upon maturity. The Debenture also entitles Televisual Media to receive 20% of all profits earned from the RRTV assets through maturity, with such proceeds being used towards the retirement of the Debenture.

In connection with the Agreement, Televisual Media also received $3,500,000 of Secured Series Convertible Preferred Stock (the “Preferred Stock”) of the Company. The Preferred Stock matures on June 9, 2019. Televisual Media has the right to convert the Preferred Stock into 3.5 million common shares should the network reach a minimum of 17 million households during the term of the Preferred Stock. The Company has the right to redeem or force conversion of the Preferred Stock after the first year of operation of the network.  The Preferred Stock is secured by all of the assets of RRTV.

Except for the Agreement, there is no material relationship between the Company or its affiliates and any of the parties to the Agreement.

The foregoing description is qualified in its entirety by reference to the Asset Purchase Agreement, $3,000,000 Zero Coupon Debenture and $3,500,000 Secured Series Convertible Preferred Stock attached as Exhibit 2.1, 4.1 and 4.2 respectively hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No	Description
2.1	Asset Purchase Agreement between Next 1 Interactive, Inc. and Televisual Media Works, LLC
4.1	$3,000,000 Zero Coupon Debenture
4.2	$3,500,000 Secured Series Convertible Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: August 21, 2009		NEXT 1 INTERACTIVE, INC.

	By:	/s/ WILLIAM KERBY
William Kerby Vice Chairman & Chief Executive Officer